Exhibit 10.63

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:
Sheppard, Mullin, Richter & Hampton LLP 333 South Hope Street, 48th Floor Los Angeles, CA 90071-1448 Attn: William M. Scott IV, Esq. APN:

Mail Property Tax Statements to:
c/o Herbst Gaming, Inc. 5195 Las Vegas Blvd. Las Vegas, NV 89119 Attn: M. Higgins

THIS SPACE ABOVE FOR RECORDER’S USE

DEED OF TRUST

with Assignment of Rents, Security Agreement and

Fixture Filing

NOTICE:  THE OBLIGATIONS SECURED HEREBY PROVIDE FOR THE PERIODIC INCREASES AND/OR DECREASES IN THE APPLICABLE INTEREST RATE.

NOTICE:  THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND REBORROWING.

NOTICE:  THIS DEED OF TRUST SECURES FUTURE ADVANCES.  THE MAXIMUM AMOUNT OF PRINCIPAL SECURED IS $190 MILLION.

The parties to this Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (“Deed of Trust”), dated as of June 10, 2004, are E-T-T ENTERPRISES L.L.C., a Nevada limited liability company (“Trustor”), as trustor, PRLAP, INC., as trustee (“Trustee”), and BANK OF AMERICA, N.A., a national banking association, as “Administrative Agent” for the “Lenders” including, without limitation, “the Swing Line Lender” (as each of those three terms is defined in the Credit Agreement), as beneficiary and secured party (“Beneficiary”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of June 10, 2004 (“Credit Agreement”) by and among Herbst Gaming, Inc., a Nevada corporation (“Borrower”), each lender whose name is set forth on the signature pages therein and each lender that may hereafter become a party to the Credit Agreement pursuant to Section 10.6 therein (each a “Lender” and collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC, as a Co-Lead Arranger and Sole Book Manager, U.S. Bank, National Association, as a Co-Lead Arranger, Wells Fargo Bank, National Association, as Syndication Agent and Lehman Brothers Holdings, Inc., as Documentation Agent.

1.                                       Grant in Trust and Secured Obligations.

1.1                                 Grant in Trust.  For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2, Trustor hereby irrevocably and unconditionally grants, bargains, conveys, sells, transfers and assigns to Trustee, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, all estate, right, title and interest which Trustor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a)                                  The real property located in the County of Nye (the “County”), State of Nevada, as described in Exhibit A, together with all existing and future easements and rights affording access to it (the “Land”); together with

(b)                                 All buildings, structures and improvements now located or later to be constructed on the Land, including, without limitation, all parking areas, roads, driveways, walks, fences, walls, docks, berms, landscaping, recreation facilities, drainage facilities, lighting facilities and other site improvements (the “Improvements”); together with

(c)                                  All existing and future appurtenances, privileges, easements, franchises, hereditaments and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water courses, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant), water stock and water permits (together with the statutory right to file applications to change, and any and all applications to change the same), including any water permits, easements, rights of way, rights of ingress and egress, drainage rights, gores or strips of land, any land lying in the streets, highways, ways, sidewalks, alleys, passages, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements, any land in the bed of any body of water adjacent to the Land, any land adjoining the Land created by artificial means or by accretion, all air space and rights to use such air space, and all development and similar rights; together with

(d)                                 Subject to Article 2, below, all existing and future leases, subleases, subtenancies, licenses (except for gaming licenses and liquor licenses that are not transferable), occupancy agreements, concessions and any other agreement devising any portion of the Property or relating to the use and enjoyment of all or any part of the Land and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of the foregoing, whether written or oral and whether in existence at or upon the recordation of this Deed of Trust or entered into after the recordation of this Deed of Trust (some or all collectively, as the context may require, “Leases”, which shall not include the Operating Lease), and all rents, security deposits, royalties, issues, profits, receipts, earnings, revenue, income, products and proceeds and other benefits of the Land and Improvements, whether now due, past due or to become due, including, without limitation, all prepaid rents, security deposits, fixed, additional and contingent rents, deficiency rents and liquidated damages, license fees, occupancy charges, hotel room charges, cabana charges, casino revenues, show ticket revenues, food and beverage revenues, room service revenues, merchandise sales revenues, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning, cable and other utilities and services, green fees, cart rental fees, instruction fees, membership charges, restaurant, snack bar and pro shop revenues, liquidated damages, and all other rights to payments, together with and any and all guaranties and other agreements relating to or made in connection with any of such leases (some or all collectively, as the context may require, “Rents”); together with

(e)                                  All goods, materials, supplies, chattels, furniture, fixtures, equipment, machinery and other property now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Land and Improvements, whether stored on the Land or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all kitchen and laundry appliances, screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and property of every kind and description, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Deed of Trust; together with

(f)                                    All building materials, equipment, work in process or other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Land or Improvements; together with

(g)                                 All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, room revenues, food revenues, beverage revenues and casino revenues, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Trustor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses (except for gaming licenses and liquor licenses that are not transferable), authorizations, certificates, variances, consents and approvals, applications, architectural and engineering plans, specifications and drawings, as-built drawings, guaranties, warranties, management agreements, operating and/or licensing agreements, supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable, satellite, and other utilities, property and title insurance policies and proceeds thereof (including without limitation the right to assert, prosecute and settle claims under such policies), chattel paper, instruments, documents, notes, certificates of deposit, securities, other investments, drafts and letters of credit (other than letters of credit in favor of Beneficiary), which arise from or relate to construction on the Land or to any business now or later to be conducted on it, or to the Land and Improvements generally; together with

(h)                                 All proceeds, including all rights and claims to, dividends of and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies (whether or not any such insurance policy is required by this Deed of Trust or any other Loan Document) and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(i)                                     All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(j)                                     All proceeds of, additions and accretions to, substitutions and replacements for, changes in, and greater right, title and interest in, to and under or derived from, any of the property described above and all extensions, improvements, betterments, renewals, substitutions and replacements thereof and additions and appurtenances thereto, including all proceeds of any voluntary or involuntary disposition or claim, right and remedy respecting any such property (arising out of any judgment, condemnation or award, or otherwise arising) and all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds.

Notwithstanding the foregoing, the term “Property,” as used in this Deed of Trust, shall not include (i) any personal property or fixtures, the purchase of which was financed by a purchase money security interest, including any capital lease obligation, permitted under the Credit Agreement to the extent that the documents creating such purchase money security interest or capital lease prohibit the granting thereon, but only for so long as the related indebtedness remains outstanding, (ii) any capital stock or other equity interests in any gaming licenses, and (iii) any gaming licenses and liquor licenses which are not transferable.

Trustor shall and will warrant and forever defend the Property in the quiet and peaceable possession of the Trustee, its successors and assigns against all and every person or persons lawfully claiming or to claim the whole or any part thereof.  Trustor agrees that any greater title to the Property hereafter acquired by Trustor during the term hereof shall be subject hereto.

1.2                                 Secured Obligations.

1.2.1                        Trustor makes the grant, bargain, conveyance, sale, transfer and assignment set forth in Section 1.1 and grants the security interest set forth in Article 3 for the purpose of securing the following obligations (collectively, the “Secured Obligations”) in any order of priority that Beneficiary may choose:

(a)                                  Except as specified in Section 1.2.2 below, the payment and performance of each obligation of Trustor pursuant to that certain Guaranty (the “Guaranty”), dated concurrently herewith, executed by Trustor in favor of Beneficiary.  The Guaranty has been entered into by Trustor to, among other things, guaranty the payment and performance of all obligations of Borrower and any other “Obligor” (as defined in the Guaranty) to Beneficiary under the Credit Agreement and all related Loan Documents, pursuant to which the Lenders have extended or have agreed to extend to the Borrower certain secured revolving and term credit facilities, presently in the aggregate amount of $150,000,000, but subject to increase to $190,000,000 under certain circumstances (the “Commitment”), including, but not limited to the payment of all amounts owing under the Swing Line Loan Note, the payment of all amounts owing with respect to the Letters of Credit, including without limitation unreimbursed drawings and obligations to furnish cash collateral as provided in the Credit Agreement, and the payment of all amounts owing under any and all Secured Swap Contracts entered into by the Borrower with any Lender or Affiliate thereof;

(b)                                 The payment and performance of all future advances and other obligations that Trustor or any other person or entity may owe to Beneficiary and/or any Lender (whether as principal, surety or guarantor), when a writing evidences Trustor’s and Beneficiary’s agreement that such advances or obligations be secured by this Deed of Trust;

(c)                                  The payment and performance of all obligations of Trustor under this Deed of Trust;

(d)                                 The payment and performance of all modifications, amendments, extensions and renewals, however evidenced, of any of the Secured Obligations described in clause (a), (b) or (c) above.

1.2.2                        Notwithstanding any provision of this Deed of Trust or any other Loan Document, the obligations and liability of Trustor, any Borrower or any other person arising under Sections 5.09 and/or 10.04 of the Credit Agreement (and/or under any separate agreement relating to Hazardous Materials which states that it is not secured by real property) are not and shall not be Secured Obligations under this Deed of Trust.

1.2.3                        All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.  Such terms include any provisions in the Credit Agreement or the other Loan Documents which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

1.3                                 Future Advances (NRS 106.300, et seq).  It is the intention of Trustor, Beneficiary and the Lenders that this Deed of Trust is an “instrument” (as defined in NRS 106.330, as amended or recodified from time to time) which secures “future advances” (as defined in NRS 106.320, as amended or recodified from time to time) and which is governed pursuant to NRS 106.300 through 106.400, as amended or recodified from time to time (“NRS” means Nevada Revised Statutes).  It is the intention of the parties that the Secured Obligations include the obligation of Trustor to repay “future advances” of “principal” (as defined in NRS 106.345, as amended or recodified from time to time) in an amount up to the Commitment (as further described above), and that the lien of this Deed of Trust secures the obligation of Trustor to repay all such “future advances” with the priority set forth in NRS 106.370(1), as amended or recodified from time to time.

2.                                       Assignment of Rents and Leases.

2.1                                 Assignment.  Trustor hereby irrevocably, absolutely, presently and unconditionally assigns, transfers and sets over to Beneficiary all of the right, title and interest which Trustor now has or may later acquire in and to the Rents and the Leases, and confers upon Beneficiary the right to collect such Rents and enforce the provisions of the Leases with or without taking possession of the Property.  This is an absolute assignment, not an assignment for security only.

2.2                                 Grant of License.  Beneficiary hereby confers upon Trustor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2, shall exist and be continuing.  If an Event of Default has occurred and is continuing, Beneficiary shall have the right, which it may choose to exercise in its absolute discretion, to terminate this License without notice to or demand upon Trustor, and without regard to the adequacy of Beneficiary’s security under this Deed of Trust.

2.3                                 Collection and Application of Rents.  Subject to the License granted to Trustor under Section 2.2, Beneficiary has the right, power and authority to collect any and all Rents and exercise Trustor’s right, title and interest under the Leases.  Trustor hereby appoints Beneficiary its attorney-in-fact to perform any and all of the following acts, if and at the times when Beneficiary in its absolute discretion may so choose:

(a)                                  Demand, receive and enforce payment of any and all Rents and any other right, title and interest of Trustor under the Leases; or

(b)                                 Give receipts, releases and satisfactions for any and all Rents and any other obligations and duties under the Leases; or

(c)                                  Sue either in the name of Trustor or in the name of Beneficiary for any and all Rents and to enforce any other obligations and duties under the Leases.

Beneficiary’s right to the Rents and the Leases does not depend on whether or not Beneficiary takes possession of the Property as permitted under Section 6.3.3.  In Beneficiary’s absolute discretion, Beneficiary may choose to collect Rents and exercise the right, title and interest of Trustor under the Leases either with or without taking possession of the Property.  Beneficiary shall apply all Rents collected by it in the manner provided under Section 6.6.  If an Event of Default shall have occurred and Beneficiary is in possession of all or part of the Property and is collecting and applying Rents and exercising any right, title and interest of Trustor under the Leases as permitted under this Deed of Trust, then Beneficiary, Trustee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Deed of Trust and at law and in equity, including the right to exercise the power of sale granted under Section 1.1 and Section 6.3.7.

2.4                                 Beneficiary Not Responsible.  Under no circumstances shall Beneficiary have any duty to produce Rents from the Property or maintain the Leases.  Regardless of whether or not Beneficiary, in person or by agent, takes actual possession of the Land and Improvements, Beneficiary is not and shall not be deemed to be:

(a)                                  a “mortgagee in possession” for any purpose; or

(b)                                 responsible for performing any of the obligations under any Lease; or

(c)                                  responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d)                                 liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

Notwithstanding the foregoing, this Section 2.4 shall not be construed as a waiver of any liability of Beneficiary to Trustor that would otherwise exist as a result of Beneficiary’s gross negligence or willful misconduct.

2.5                                 Leasing.  Without Beneficiary’s prior written consent, Trustor shall not accept any deposit or prepayment of Rents for any period exceeding one (1) month, and Trustor shall not lease the Property or any part of it except strictly in accordance with the Loan Documents.  Trustor shall not apply any Rents in any manner prohibited by the Loan Documents.

3.                                       Grant of Security Interest.

3.1                                 Security Agreement.  The parties intend for this Deed of Trust to create a lien on and security interest in the Property, and an absolute assignment of the Rents and the Leases, all in favor of Beneficiary.  The parties acknowledge that some of the Property and some of the Rents and Leases may be determined under applicable law to be personal property or fixtures.  To the extent such Property, Rents or Leases constitute personal property, Trustor, as debtor, hereby grants to Beneficiary, as secured party, a security interest in all such Property, Rents and Leases, to secure payment and performance of the Secured Obligations, and Trustor, as debtor, also has granted a security interest in such Property, Rents and Leases pursuant to that certain Security Agreement dated concurrently herewith, executed by the Borrower and each of its Subsidiaries, as debtor, in favor of Beneficiary, as secured party, as modified from time to time.  This Deed of Trust constitutes a security agreement under the Nevada Uniform Commercial Code, as amended or recodified from time to time, covering all such Property, Rents and Leases.  To the extent any revenues generated in connection with the operation of the Property from time to time are not real property encumbered by the lien created by Section 1.1, above, and are not absolutely assigned by the assignment set forth in Section 2.1, above, it is the intention of the parties that such revenues shall constitute “proceeds, products, offspring, rents or profits” (as defined in and for the purposes of Section 552(b) of the United States Bankruptcy Code, as such section may be modified or supplemented) of the Land and Improvements, and/or “fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging properties,” as applicable (as such terms are defined in and for the purpose of Section 552(b) of the United States Bankruptcy Code, as such Section may be modified or supplemented).

3.2                                 Financing Statements.  Trustor consents to one or more financing statements and such other documents as Beneficiary may from time to time require to perfect or continue the perfection of Beneficiary’s security interest in any Property, Rents or Leases.  As provided in Section 5.11, Trustor shall pay all fees and costs that Beneficiary may incur in filing such documents in public offices and in obtaining such record searches as Beneficiary may reasonably require.  If Trustor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Trustor hereby appoints Beneficiary as its true and lawful attorney-in-fact (which appointment is irrevocable and coupled with an interest) to execute any such documents on its behalf.  If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Deed of Trust or the rights or obligations of the parties under it.

4.                                       Fixture Filing.  This Deed of Trust constitutes a financing statement filed as a fixture filing under NRS 104.9502(2) of the Nevada Uniform Commercial Code, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Land or Improvements.  In connection therewith, the addresses of Trustor, as debtor, and Beneficiary, as secured party, are as set forth in Section 8.11, below.  The foregoing address of Beneficiary, as secured party, is also the address from which information concerning the security interest may be obtained by any interested party.  The property subject to this fixture filing is described in Section 1.1, above.  Portions of the property subject to this fixture filing as identified in this Section are or are to become fixtures related to the real estate described in Exhibit A attached hereto.

5.                                       Rights and Duties of the Parties.

5.1                                 Representations and Warranties.  Trustor represents and warrants that, except as previously disclosed to Beneficiary in a writing making reference to this Section 5.1:

(a)                                  Trustor has or will have good title to all Property (other than personal property utilized by Trustor under such equipment leases and similar financing arrangements as were disclosed to Beneficiary in writing prior to the execution of this

Deed of Trust or as are hereafter entered into by Trustor in accordance with the Credit Agreement);

(b)                                 Subject to applicable gaming laws and regulations of the State of Nevada, Trustor has the full and unlimited power, right and authority to encumber the Property and assign the Rents and the Leases;

(c)                                  This Deed of Trust creates a first and prior lien on and security interest in the Property;

(d)                                 The Property includes all property and rights which may be reasonably necessary to promote the present beneficial use and enjoyment of the Land and Improvements;

(e)                                  Trustor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office (other than personal property utilized by Trustor under such equipment leases and similar financing arrangements as were disclosed to Beneficiary in writing prior to the execution of this Deed of Trust or as are hereafter entered into by Trustor in accordance with the Credit Agreement);

(f)                                    Trustor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified below; and

(g)                                 None of the Property is located in an area having or identified as having special flood hazards or any similar designation under the National Flood Insurance Act of 1968, as amended or recodified from time to time, or the Flood Disaster Protection Act of 1973, as amended or recodified from time to time.

5.2                                 Taxes and Assessments.  Trustor shall pay prior to delinquency all taxes, levies, charges and assessments, including assessments on appurtenant water stock, imposed by any public or quasi-public authority or utility company which are (or if not paid, may become) a lien on or security interest in all or part of the Property or any interest in it, or which may cause any decrease in the value of the Property or any part of it.  If any such taxes, levies, charges or assessments become delinquent, Beneficiary may require Trustor to present evidence that they have been paid in full, on ten (10) days’ written notice by Beneficiary to Trustor.  This Section 5.2 is subject to the right granted in Section 5.11 of the Credit Agreement to contest in good faith certain taxes, assessments, charges and levies.

5.3                                 Performance of Secured Obligations.  Trustor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.4                                 Liens, Charges and Encumbrances.  Trustor shall immediately discharge any lien on or security interest in the Property to which Beneficiary has not consented in writing.  Subject to any applicable rights to contest set forth in the Credit Agreement, Trustor shall pay, prior to delinquency, each obligation secured by or reducible to a lien, security interest, charge or encumbrance which now does or later may encumber or appear to encumber all or part of the

Property or any interest in it, whether the lien, security interest, charge or encumbrance is or would be senior or subordinate to this Deed of Trust.

5.5                                 Damages and Insurance and Condemnation Proceeds.

5.5.1                        Trustor hereby absolutely and irrevocably assigns to Beneficiary, and authorizes the payor to pay to Beneficiary, the following claims, causes of action, awards, payments and rights to payment:

(a)                                  All awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it; and

(b)                                 All other awards, claims and causes of action, arising out of any warranty affecting all or any part of the Property, or for damage or injury to or decrease in value of all or part of the Property or any interest in it; and

(c)                                  All proceeds of any insurance policies payable because of loss sustained to all or part of the Property; and

(d)                                 All interest which may accrue on any of the foregoing.

5.5.2                        Trustor shall immediately notify Beneficiary in writing if:

(a)                                  Any damage occurs or any injury or loss is sustained in the amount of $250,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or

(b)                                 Any offer is made, or any action or proceeding is commenced, which relates to any actual or proposed condemnation or taking of all or part of the Property.

5.5.3                        If Beneficiary chooses to do so, Beneficiary may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Property and, while any Event of Default remains uncured, Beneficiary may make any compromise or settlement of the action or proceeding.  Beneficiary, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Trustor in adjusting any loss covered by insurance.  Trustor hereby irrevocably appoints Beneficiary its true and lawful attorney-in-fact for all such purposes.  The power of attorney granted hereunder is coupled with an interest and is irrevocable.  Trustor shall not settle, adjust or compromise any such action or proceeding without the prior written approval of Beneficiary, which shall not be unreasonably withheld or delayed.

5.5.4                        All proceeds of these assigned claims, other property and rights which Trustor may receive or be entitled to (collectively, “Proceeds”) shall be paid to Beneficiary.  In each instance, Beneficiary shall apply such Proceeds first toward reimbursement of all of Beneficiary’s costs and expenses of recovering the Proceeds, including attorneys’ fees.

If, in any instance, each and all of the following conditions (the “Restoration Conditions”) are satisfied in Beneficiary’s reasonable judgment, Beneficiary shall permit Trustor to use the balance of such Proceeds (“Net Claims Proceeds”) to pay costs of repairing or reconstructing the Property in the manner described below:

(a)                                  The plans and specifications, cost breakdown, construction contract, construction schedule, contractor and payment and performance bond for the work of repair or reconstruction must all be reasonably acceptable to Beneficiary; and

(b)                                 Beneficiary must receive evidence reasonably satisfactory to it that, after repair or reconstruction, the Property will be at least as valuable as it was immediately before the damage or condemnation occurred; and

(c)                                  The Net Claims Proceeds must be sufficient in Beneficiary’s reasonable determination to pay for the total cost of repair or reconstruction, including all associated development costs and interest projected to be payable on the Secured Obligations until the repair or reconstruction is complete; or Trustor must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Trustor and found acceptable by Beneficiary, of the total cost of repair or reconstruction; and

(d)                                 No Event of Default shall have occurred and be continuing.

If Beneficiary finds that such conditions have been met, Beneficiary shall hold the Net Claims Proceeds and any funds which Trustor is required to provide in an interest-bearing passbook savings account and shall disburse them to Trustor on a monthly basis in accordance with Beneficiary’s customary construction lending procedures.  However, if an Event of Default has occurred and is continuing, Beneficiary may apply the Net Claims Proceeds to pay or prepay (without premium) some or all of the Secured Obligations in such order and proportions as Beneficiary in its absolute discretion may choose (subject to the provisions for priority of application of payments set forth in the Credit Agreement).  Any and all Proceeds (including, without limitation, any Net Claims Proceeds) held by Beneficiary from time to time shall be collateral for the Secured Obligations, and Trustor hereby grants to Beneficiary a security interest in and lien on such Proceeds and all rights and remedies available under applicable laws with respect to such Proceeds, including, without limitation, all rights and remedies under the Nevada Uniform Commercial Code.  Trustor shall execute and deliver to Beneficiary and the Lenders any and all documents reasonably requested by Beneficiary in order to confirm, create and perfect such security interest in and lien on such Proceeds.  In the event that any Proceeds are applied to pay any Secured Obligations, then Beneficiary shall have no obligation to disburse or release such applied Proceeds to Trustor under this Section 5.5.  If no Event of Default shall have occurred and be continuing, any funds remaining upon completion of the repair or reconstruction shall be returned to Trustor.

5.5.5                        Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under applicable law, including NRS 37.115, as amended or recodified from time to time, which provide for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import.  Trustor hereby specifically, unconditionally and irrevocably waives all right to recover against Beneficiary or any Lender (or any officer, employee, agent or representative of Beneficiary or any Lender) for any loss incurred by Trustor from any cause insured against or required by any Loan Document to be insured against; provided, however, that this waiver of subrogation shall not be effective with respect to any insurance policy if the coverage thereunder would be materially reduced or impaired as a result.

5.5.6                        Notwithstanding anything to the contrary set forth in this Section 5.5, so long as no Event of Default remains uncured, the proceeds of any casualty or condemnation for which the gross value of the applicable damage and/or taking is less than $250,000 shall be paid to Trustor rather than to Beneficiary (and shall be delivered to Trustor if received by Beneficiary), and Trustor shall not be required to obtain Beneficiary’s consent to settle, adjust or compromise any action or proceeding relating to any such casualty or condemnation (nor shall Beneficiary be entitled to participate in such action or proceeding).

5.6                                 Maintenance and Preservation of Property.

5.6.1                        Except as permitted in the Credit Agreement, Trustor shall not remove or demolish the Property or any part of it, or alter, restore or add to the Property, or initiate or allow any change in any zoning or other land use classification which affects the Property or any part of it, except as permitted or required by the Credit Agreement or with Beneficiary’s express prior written consent in each instance; provided that, without Beneficiary’s consent, Trustor shall be entitled to remove personal property in the ordinary course of Trustor’s business so long as any such personal property is replaced with property of comparable value.

5.6.2                        If all or part of the Property becomes damaged or destroyed, Trustor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, regardless of whether or not Beneficiary agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction under Section 5.5.

5.6.3                        Trustor shall not commit or allow any act upon or use of the Property which would violate:  (i) any applicable law or order of any Governmental Agency, whether now existing or later to be enacted and whether foreseen or unforeseen (except to the extent that noncompliance would not cause a Material Adverse Effect or a License Revocation); or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property.  Trustor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, that could invalidate or would be prohibited by any insurance coverage required to be maintained by Trustor on the Property or any part of it under this Deed of Trust.

5.6.4                        Trustor shall not commit or allow waste of the Property.

5.6.5                        Trustor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value. Without limiting the generality of the forgoing, Trustor shall protect and preserve all easements, rights-of-way and other appurtenances to the Land and/or Improvements.  Trustor shall not cause or allow any such easement, right-of-way and other appurtenance to be cancelled, rejected or otherwise terminated, or modified (except for such terminations that occur pursuant to the terms of such easement, right of way and other appurtenance).

5.7                                 Insurance.

5.7.1                        Trustor shall maintain the following insurance with respect to the Property:

(a)                                  Trustor shall provide, maintain and keep in force at all times during any period of construction with respect to the portion of the Property affected by such construction a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the Property on a replacement cost basis.  The policy or policies shall insure against loss or damage by hazards customarily included within such “all risk” policies and any other risks or hazards which Beneficiary may reasonably specify (and shall include boiler and machinery insurance from and after the date on which any such equipment is installed on the Property), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary; provided that Beneficiary shall not be entitled to require Trustor to insure the Property against earthquake risks during any period in which earthquake insurance is not available with respect to the Property at commercially reasonable rates.

(b)                                 Trustor shall provide, maintain and keep in force at all times for all portions of the Property not covered by a policy or policies described in Section 5.7.1(a), above, a policy or policies of fire and hazards “all risk” insurance providing extended coverage, in an amount not less than the full insurable value of such portions of the Property on a replacement cost basis.  The policy or policies shall insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which Beneficiary may reasonably specify (and shall include boiler and machinery insurance), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary.

(c)                                  Trustor shall provide, maintain and keep in force at all times for all portions of the Property any policy or policies of business interruption insurance that Beneficiary reasonably requires (including insurance against income loss during a period of at least six (6) months), and each such policy shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary.

(d)                                 Trustor shall provide, maintain and keep in force at all times a policy or policies of comprehensive liability insurance naming Beneficiary and the Lenders as additional insureds, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, with a limit of not less than Fifty Million Dollars ($50,000,000).  Such insurance shall be primary and noncontributory with any other insurance carried by Beneficiary and/or any Lender(s).

(e)                                  Trustor shall provide, maintain and keep in force at all times such policies of worker’s compensation insurance as may be required by applicable laws

(including employer’s liability insurance, if required by Beneficiary), covering all employees of Trustor.

(f)                                    Trustor shall provide, maintain and keep in force at all times any and all additional insurance that Beneficiary (as instructed by the Requisite Lenders) may from time to time require, so long as such insurance is available in the commercial market at reasonable rates.

5.7.2                        All such policies of insurance shall be issued by companies approved by Beneficiary having a minimum A.M. Best’s rating of A-:IX.  The limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions of all such policies shall be reasonably acceptable to Beneficiary.  Each property insurance policy maintained in connection with any of the Property shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary, and shall provide that all proceeds be payable to Beneficiary to the extent of its interest.  Each liability insurance policy maintained in connection with any of the Property shall name Beneficiary and the Lenders as additional insureds.  An approval by Beneficiary is not, and shall not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  Each policy of insurance required hereunder shall provide that it may not be modified or cancelled without at least thirty (30) days’ prior written notice to Beneficiary (or ten (10) days’ prior written notice in the event of a premium nonpayment), and shall permit a waiver of subrogation by Trustor in favor of Beneficiary and the Lenders.

5.7.3                        Trustor shall supply Beneficiary with certificates of each policy required hereunder and any other policy of insurance maintained in connection with any of the Property, together with an original (which may be a duplicate original) or underlyer of each such policy and all endorsements thereto.  When any insurance policy required hereunder expires, Trustor shall furnish Beneficiary with proof acceptable to Beneficiary that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the policy which expired.  If Trustor fails to pay any such premium, Beneficiary shall have the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it.  Trustor shall repay Beneficiary immediately on demand for any advance for such premiums, which shall be considered to be an additional loan to Trustor bearing interest at the Default Rate, and secured by this Deed of Trust and any other collateral held by Beneficiary in connection with the Secured Obligations.

5.8                                 Trustee’s Acceptance of Trust.  Trustee accepts this trust when this Deed of Trust is recorded.

5.9                                 Releases, Extensions, Modifications and Additional Security.

5.9.1                        From time to time, Beneficiary and/or any Lender may perform any of the following acts without incurring any liability or giving notice to any person, and without affecting the personal liability of any person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by Beneficiary’s and/or such Lender’s action(s) be credited on the Secured Obligations:

(a)                                  Release any person liable for payment of any Secured Obligation;

(b)                                 Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(c)                                  Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

(d)                                 Alter, substitute or release any property securing the Secured Obligations.

5.9.2                        From time to time when requested to do so by Beneficiary in writing, Trustee may perform any of the following acts without incurring any liability or giving notice to any person:

(a)                                  Consent to the making of any plat or map of the Property or any part of it;

(b)                                 Join in granting any easement or creating any restriction affecting the Property;

(c)                                  Join in any subordination or other agreement affecting this Deed of Trust or the lien or security interest of it; or

(d)                                 Reconvey the Property or any part of it without any warranty.

5.10                           Reconveyance.  Upon (a) the expiration or termination of the Commitment, (b) the full and final payment in cash of the Loans and all interest and fees with respect thereto, (c) the payment of all other amounts then demanded by Beneficiary or any Lender or indemnitee and then owed under the Credit Agreement, and (d) the payment of all other amounts then due under the Guaranty and the other Loan Documents and the full payment and performance of all other Secured Obligations (other than indemnity obligations, if any, that are not then due), Beneficiary shall request Trustee in writing to reconvey the Property, and shall surrender this Deed of Trust.  When Trustee receives Beneficiary’s written request for reconveyance and all fees and other sums owing to Trustee by Trustor under Section 5.11, Trustee shall reconvey the Property, or so much of it as is then held under this Deed of Trust, without warranty, to the person or persons legally entitled to it.  Such person or persons shall pay any costs of recordation.  In the reconveyance, the grantee may be described as “the person or persons legally entitled thereto,” and the recitals of any matters or facts shall be conclusive proof of their truthfulness.  Neither Beneficiary nor Trustee shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance.

5.11                           Compensation, Exculpation, Indemnification.

5.11.1                  Trustor agrees to pay reasonable fees as may be charged by Beneficiary and Trustee, subject to the maximum amounts legally permitted, for any services that Beneficiary or Trustee may render in connection with this Deed of Trust, including Beneficiary’s providing a statement of the Secured Obligations or Trustee’s rendering of services in connection with a reconveyance.  Trustor shall also pay or reimburse all of Beneficiary’s and Trustee’s costs and expenses which may be incurred in rendering any such services.  Trustor further agrees to pay or reimburse Beneficiary for all costs, expenses and other advances which may be incurred or made by Beneficiary or Trustee in any efforts to enforce any terms of this Deed of Trust, including any rights or remedies afforded to Beneficiary or Trustee or both of them under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Deed of Trust, including reasonable attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Section 6.3.8) and any cost of evidence of title.  If Beneficiary chooses to dispose of the Property through more than one Foreclosure Sale, Trustor shall pay all costs, expenses or other advances that may be incurred or made by Trustee or Beneficiary in each of such Foreclosure Sales.

5.11.2                  Beneficiary shall not be directly or indirectly liable to Trustor or any other person as a consequence of any of the following:

(a)                                  Beneficiary’s exercise of, or failure to exercise, any rights, remedies or powers granted to Beneficiary in this Deed of Trust;

(b)                                 Beneficiary’s failure or refusal to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or

(c)                                  Any loss sustained by Trustor or any third party resulting from Beneficiary’s failure to lease or operate the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the willful misconduct and bad faith of Beneficiary.

Trustor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Beneficiary.

5.11.3                  Trustor agrees to indemnify Trustee, Beneficiary and the Lenders (collectively, the “Indemnitees”) against and hold them harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, reasonable attorneys’ fees and other reasonable legal expenses, cost of evidence of title, cost of evidence of value, and other costs and expenses which any of them may suffer or incur (except to the extent that any of the foregoing are the result of the gross negligence or willful misconduct of any such Indemnitee):

(a)                                  In performing any act required or permitted by this Deed of Trust or any of the other Loan Documents or by law;

(b)                                 Because of any failure of Trustor to perform any of Trustor’s obligations; or

(c)                                  Because of any alleged obligation of or undertaking by Beneficiary to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than the Loan Documents.

Each obligation or liability of Trustor to any Indemnitee under this Section 5.11.3 shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release and/or reconveyance of this Deed of Trust.

5.11.4                  Trustor shall pay all obligations to pay money arising under this Section 5.11 within five (5) business days demand by Beneficiary (or the applicable Indemnitee).  Each such obligation shall bear interest from the date the obligation arises at the Default Rate set forth in the Credit Agreement, and any such obligation to a Lender shall be added to, and considered to be part of, the principal of the Note in favor of such Lender (and, in the event that such Lender holds more than one Note, the allocation of such obligation among such Notes shall be made by such Lender in its absolute discretion).

5.12                           Defense and Notice of Claims and Actions.  At Trustor’s sole expense, Trustor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee created under it, against all adverse claims.  Trustor shall give Beneficiary and Trustee prompt notice in writing if any claim is asserted which does or could affect any of such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.13                           Substitution of Trustee.  From time to time, Beneficiary may substitute a successor to any Trustee named in or acting under this Deed of Trust in any manner now or later to be provided at law, or by a written instrument executed and acknowledged by Beneficiary and recorded in the office(s) of the recorder(s) of the County.  Any such instrument shall be conclusive proof of the proper substitution of the successor Trustee, who shall automatically upon recordation of the instrument succeed to all estate, title, rights, powers and duties of the predecessor Trustee, without conveyance from it.

5.14                           Subrogation.  Subject to Gaming Laws, Beneficiary shall be subrogated to the liens and security interests of all encumbrances, whether released of record or not, which are discharged in whole or in part by Beneficiary in accordance with this Deed of Trust or with the proceeds of any loan secured by this Deed of Trust.

5.15                           Site Visits, Observation and Testing.  Beneficiary and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purpose of performing appraisals.  In addition, each person indemnified by the Borrower under Section 10.04 of the Credit Agreement (collectively, “Indemnified Parties”) and their agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purposes of observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property; provided that, so long as no Event of Default remains uncured, the Indemnified Parties shall not be entitled to conduct any tests that would significantly interfere with the operation of the Property.  The Indemnified Parties have no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by any Indemnified Party shall impose any liability on any Indemnified Party.  In no event shall any site visit, observation or testing by any Indemnified Party be a representation that Hazardous Materials are or are not present in, on, or under the Property, or that there has been or shall be compliance with any Hazardous Materials Law, or any other applicable Law.  Neither Trustor nor any other party is entitled to rely on any site visit, observation or testing by any Indemnified Party.  The Indemnified Parties owe no duty of care to protect Trustor or any other party against, or to inform Trustor or any other party of, any Hazardous Material or any other adverse condition affecting the Property.  Any Indemnified Party shall give Trustor reasonable notice before entering the Property.  The Indemnified Party shall make reasonable efforts to avoid interfering with Trustor’s use of the Property in exercising any rights provided in this Section.

5.16                           Notice of Change.  Trustor shall give Beneficiary prior written notice of (a) any change in the location of Trustor’s place of business or its chief executive office if it has more than one place of business, (b) any change in the location of any of the Property, including the Books and Records, and (c) any change to Trustor’s name or business structure.  Unless otherwise approved by Beneficiary in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Land and all Books and Records for the portion of the Property owned by Trustor will be located at such Trustor’s place of business or chief executive office if such Trustor has more than one place of business.

5.17                           Title Insurance.  At any time and from time to time at the reasonable request of Beneficiary, Trustor, at its sole cost and expense, shall deliver to Beneficiary such additional title insurance indorsements and reinsurance issued by title insurance companies, in form and substance and reasonably satisfactory to Beneficiary, with respect to this Deed of Trust, including, without limitation, CLTA 122 endorsements insuring that each advance is secured by this Deed of Trust (without any exception not set forth in the policy of title insurance insuring this Deed of Trust other than (i) liens for taxes and assessments not yet due and payable and (ii) other encumbrances, approved by the Beneficiary, insured to be subordinate to this Deed of Trust), and CLTA 101.4 endorsements insuring the priority of the Deed of Trust over any mechanic’s lien; provided that Trustor shall not be obligated under this Section 5.17 to increase the stated amount of the policy of title insurance insuring this Deed of Trust.

6.                                       Accelerating Transfers, Defaults and Remedies.

6.1                                 Accelerating Transfers.

6.1.1                        “Accelerating Transfer” means any sale, contract to sell, conveyance, encumbrance, lease, alienation or further encumbrance of all or any material portion of the Property (or any interest in it) which is not expressly permitted under the Credit Agreement, or any other transfer of all or any material portion of the Property (or any interest in it), whether voluntary, involuntary, by operation of law or otherwise, unless Beneficiary has given its prior written consent to such “Accelerating Transfer,” which consent may be given or not given in the absolute discretion of Beneficiary.  If Trustor is a corporation or limited liability company, “Accelerating Transfer” also means any transfer of any share or shares in Trustor.  If Trustor is a partnership or limited liability company, “Accelerating Transfer” also means withdrawal or removal of any general partner or manager, as the case may be, dissolution of the partnership or limited liability company under Nevada law, or any transfer of any partnership interest or any ownership interest in the limited liability company.

6.1.2                        Trustor acknowledges that Beneficiary and the Lenders are making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Trustor; thus, the Secured Obligations include material elements similar in nature to a personal service contract.  In consideration of Beneficiary’s reliance, Trustor agrees that Trustor shall not make any Accelerating Transfer, unless the transfer is preceded by Beneficiary’s written consent to the particular transaction and transferee.  Beneficiary may withhold such consent in its absolute discretion.  If any Accelerating Transfer occurs, Beneficiary may, in its absolute discretion (provided that it has received any consents or approvals of any other Lenders required under the Credit Agreement), declare all of the Secured Obligations to be immediately due and payable, and Beneficiary and Trustee may invoke any rights and remedies provided by Section 6.3 of this Deed of Trust.

6.2                                 Events of Default.  Trustor will be in default under this Deed of Trust upon the occurrence of any one or more of the following events (“Events of Default”):

(a)                                  Trustor fails to perform any obligation to pay money which arises under this Deed of Trust within two (2) Business Days after written demand therefor; or

(b)                                 Trustor fails to perform any other obligation arising under this Deed of Trust within ten (10) Business Days after the giving of written notice by Beneficiary of such failure; or

(c)                                  Trustor, any other Borrower, any other Party, or any other “borrower” (as that term is defined in NRS 106.310, as amended or recodified from time to time) who may send a notice pursuant to NRS 106.380(1), as amended or recodified from time to time, with respect to this Deed of Trust, (i) delivers, sends by mail or otherwise gives, or purports to deliver, send by mail or otherwise give, to Beneficiary or any Lender, (A) any notice of an election to terminate the operation of this Deed of Trust as security for any Secured Obligation, including, without limitation, any obligation to repay any “future advance” (as defined in NRS 106.320, as amended or recodified from time to time) of “principal” (as defined in NRS 106.345, as amended or recodified from time to time), or (B) any other notice pursuant to NRS 106.380(1), as amended or recodified from time to time, (ii) records a statement pursuant to NRS 106.380(3), as amended or recodified from time to time, or (iii) causes this Deed of Trust, any Secured Obligation, Beneficiary or any Lender to be subject to NRS 106.380(2), 106.380(3) or 106.400, as amended or recodified from time to time; or

(d)                                 Any Event of Default (as defined in the Credit Agreement or in any other Loan Document) occurs; or any other default occurs under any of the Secured Obligations.

6.3                                 Remedies.  At any time after and during the continuance of an Event of Default (following the expiration of any applicable cure period) and provided that Beneficiary has received any consents or approvals of any other Lenders required under the Credit

Agreement, Beneficiary and Trustee will be entitled to invoke any or all of the following rights and remedies (subject to any restrictions on those rights and remedies imposed by applicable Gaming Laws), all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:

6.3.1                        Acceleration.  Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately.

6.3.2                        Receiver.  Beneficiary may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property; and Beneficiary may request, in connection with any foreclosure proceeding hereunder, that the Nevada Gaming Commission petition a District Court of the State of Nevada for the appointment of a supervisor to conduct the normal gaming activities on the Property following such foreclosure proceeding.

6.3.3                        Entry.  Beneficiary, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Beneficiary may in its absolute discretion consider necessary and appropriate to protect the security of this Deed of Trust.  Such other things may include, without limitation:  taking and possessing all of Trustor’s or the then owner’s Books and Records; entering into, enforcing, modifying, or cancelling Leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; collecting and receiving any payment of money owing to Trustor; completing construction; and/or contracting for and making repairs and alterations.  If Beneficiary so requests, Trustor shall assemble all of the Property that has been removed from the Land and make all of it available to Beneficiary at the site of the Land.  Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor’s attorney-in-fact (which appointment is coupled with an interest) to perform such acts and execute such documents as Beneficiary in its absolute discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor’s name on any instruments.  Regardless of any provision of this Deed of Trust or the Credit Agreement, Beneficiary shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Trustor to Beneficiary unless Beneficiary has given express written notice of Beneficiary’s election of that remedy in accordance with NRS 104.9620, as it may be amended or recodified from time to time.

6.3.4                        Cure; Protection of Security.  Either Beneficiary or Trustee may cure any breach or default of Trustor and, if it chooses to do so in connection with any such cure, Beneficiary or Trustee may (subject to applicable Gaming Laws) also enter the Property and/or do any and all other things which either may in its absolute discretion consider necessary and appropriate to protect the security of this Deed of Trust.  Such other things may include, without limitation:  appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary or Trustee under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien, security interest or claim of lien or security interest which (in Beneficiary’s or Trustee’s sole judgment) is or may be senior in priority to this Deed of Trust, such judgment of Beneficiary or Trustee to be conclusive as among the parties to this Deed of Trust; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under this Deed of Trust and the other Loan Documents; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary or Trustee.  Beneficiary and Trustee may take any of the actions permitted under this Section 6.3.4 either with or without giving notice to any person.

6.3.5                        Uniform Commercial Code Remedies.  Subject to applicable Gaming Laws, Beneficiary may exercise any or all of the remedies granted to a secured party under the Nevada Uniform Commercial Code, as amended or recodified from time to time.

6.3.6                        Judicial Action.  Beneficiary may bring an action in any court of competent jurisdiction to foreclose this Deed of Trust or to obtain specific enforcement of any of the covenants or other terms of this Deed of Trust.

6.3.7                        Power of Sale.  Under the power of sale hereby granted, Beneficiary shall have the discretionary right to cause some or all of the Property, including any Property which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(a)                                  Sales of Personal Property.

(i)                                     For purposes of this power of sale, Beneficiary may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage.  If it chooses to do so, Beneficiary may dispose of any personal property separately from the sale of real property, in any manner permitted by Article 9 of the Nevada Uniform Commercial Code, as amended or recodified from time to time, including any public or private sale, or in any manner permitted by any other applicable law.  Any proceeds of any such disposition shall not cure any Event of Default or reinstate any Secured Obligation.

(ii)                                  In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale:  Beneficiary shall mail written notice of the sale to Trustor not later than ten (10) days prior to such sale.  Once per week during the three weeks immediately preceding such sale, Beneficiary will publish notice of the sale in a local daily newspaper of general circulation.  Upon receipt of any written request, Beneficiary will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours.  Notwithstanding any provision to the contrary, Beneficiary shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale.  The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

(b)                                 Trustee’s Sales of Real Property or Mixed Collateral.

(i)                                     Beneficiary may choose to dispose of some or all of the Property which consists solely of real property in any manner then permitted by applicable law.  In its discretion, Beneficiary may also or alternatively choose to dispose of some or all of the Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law and procedures applicable to real property, as permitted by Article 9 of the Nevada Uniform Commercial Code, as amended or recodified from time to time.  Trustor agrees that such a sale of personal property together with real property constitutes a commercially reasonable sale of the personal property.  For purposes of this power of sale, either a sale of real property alone, or a sale of both real and personal property together in accordance with Article 9 of the Nevada Uniform Commercial Code, as amended or recodified from time to time, will sometimes be referred to as a “Trustee’s Sale.”

(ii)                                  Before any Trustee’s Sale, Beneficiary or Trustee shall give such notice of default and election to sell as may then be required by law.  When all time periods then legally mandated have expired, and after such notice of sale as may then be legally required has been given, Trustee shall sell the property being sold at a public auction to be held at the time and place specified in the notice of sale, provided, however, that no sale or other disposition of slot machines or other gaming devices shall occur without first receiving the approval of the applicable Gaming Board.  Neither Trustee nor Beneficiary shall have any obligation to make demand on Trustor before any Trustee’s Sale.  From time to time in accordance with then applicable law, Trustee may, and in any event at Beneficiary’s request shall, postpone any Trustee’s Sale by public announcement at the time and place noticed for that sale.

(iii)                               At any Trustee’s Sale, Trustee shall sell the property being sold at a public auction to the highest bidder at public auction for cash in lawful money of the United States.  Trustee shall execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, express or implied.  The recitals in any such deed of any matters or facts, including any facts bearing upon the regularity or validity of any Trustee’s Sale, shall be conclusive proof of their truthfulness.  Any such deed shall be conclusive against all persons as to the facts recited in it.

6.3.8                        Single or Multiple Foreclosure Sales.  If the Property consists of more than one lot, parcel or item of property, Beneficiary may:

(a)                                  Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(b)                                 Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under the power of sale granted in Sections 1.1 and 6.3.7, or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Beneficiary may deem to be in its best interests (any such sale or disposition being referred to herein as a “Foreclosure Sale”).

If Beneficiary chooses to have more than one Foreclosure Sale, Beneficiary at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Beneficiary may deem to be in its best interests.  No Foreclosure Sale shall terminate or affect the liens or security interests of this Deed of Trust on any part of the Property which has not been sold until all of the Secured Obligations have been paid in full and the Commitment has been fully and finally terminated.

6.3.9                        Other Permitted Remedies.  Beneficiary and the Lenders may refuse to make any advance to any Borrower or issue any Letter of Credit for the account of any Borrower.  Beneficiary and the Lenders may exercise any and all other rights and remedies available under the Loan Documents and applicable law, including, without limitation, the right to file applications to change, and to exercise all other rights and remedies available under applicable law with respect to, all water permits and rights relating to the Property; provided however that, notwithstanding the foregoing or any other provision contained in this Deed of Trust, the remedies provided by this Deed of Trust shall not include the right to take any action that violates applicable Gaming Laws.

6.4                                 Credit Bids.  At any Foreclosure Sale, any person, including Trustor, Trustee or Beneficiary, may bid for and acquire the Property or any part thereof to the extent permitted by then applicable law.  Instead of paying cash for such property, Beneficiary may settle for the purchase price by crediting against the sales price of the Property or any part thereof any or all of the outstanding Secured Obligations (including without limitation the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary, the Lenders or Trustee under Section 5.11) in such order and proportions as Beneficiary in its absolute discretion may choose.

6.5                                 Application of Foreclosure Sale Proceeds.  Beneficiary and Trustee shall apply the proceeds of any Foreclosure Sale in the manner required by applicable law; provided that all proceeds that are to be applied against the Secured Obligations shall, except as otherwise required by applicable law, be applied against the Secured Obligations in any order and proportions as Beneficiary in its absolute discretion may choose (subject to any applicable provisions for priority of application of proceeds set forth in either Credit Agreement).

6.6                                 Application of Rents and Other Sums.  Beneficiary shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Beneficiary may receive or collect under Section 6.3, in the following manner:

(a)                                  First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Trustee, Beneficiary or any receiver;

(b)                                 Second, to pay all other Secured Obligations in any order and proportions as Beneficiary in its absolute discretion may choose (subject to any applicable provisions for priority of application of payments set forth in the Credit Agreement); and

(c)                                  Third, to remit the remainder, if any, to the person or persons entitled to it.  Beneficiary shall have no liability for any funds which it does not actually receive.

6.7                                 Incorporation of Certain Nevada Covenants.  Covenants Nos. 1, 2 (full replacement value), 3, 4 (at the applicable Default Rate), 5, 6, 7 (reasonable), 8 and 9 of NRS 107.030, where not in conflict with the provisions of the Loan Documents, are hereby adopted and made a part of this Deed of Trust.  Upon any Event of Default by Trustor hereunder, Beneficiary may (a) declare all sums secured immediately due and payable without demand or notice or (b) have a receiver appointed as a matter of right without regard to the sufficiency of said property or any other security or guaranty and without any showing as required by NRS §107.100.  All remedies provided in this Deed of Trust are distinct and cumulative to any other right or remedy under this Deed of Trust or afforded by law or equity and may be exercised concurrently, independently or successively.  The sale of said property conducted pursuant to Covenants Nos. 6, 7 and 8 of NRS §107.030 may be conducted either as to the whole of said property or in separate parcels and in such order as Trustee may determine.

7.                                       [Intentionally omitted.]

8.                                       Suretyship Provisions.  The following provisions shall apply to the extent that all or any portion of the Secured Obligations now or hereafter constitute obligations of person(s) (for the purposes of this Article 8, each a “Obligated Party” and collectively, “Obligated Parties”) other than, or in addition to, Trustor:

8.1                                 Conditions to Exercise of Rights.  Trustor hereby waives any right it may now or hereafter have to require Beneficiary, as a condition to the exercise of any remedy or other right against Trustor hereunder or under any other document executed by Trustor in connection with any Secured Obligation,  to proceed against any Obligated Party or other person, or against any other collateral assigned to Beneficiary by Trustor or any Obligated Party or other person,  to pursue any other right or remedy in Beneficiary’s power,  to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Beneficiary by any Obligated Party or other person (other than Trustor), or otherwise to comply with Section 9504 of the Nevada Uniform Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral, or  to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with any Secured Obligation or any collateral (other than the Property) for any Secured Obligation.

8.2                                 Defenses.  Trustor hereby waives any defense it may now or hereafter have that relates to:  any disability or other defense of either of any Obligated Party or other person;  the cessation, from any cause other than full performance, of the obligations of any Obligated Party or other person;  the application of the proceeds of any Secured Obligation, by any Obligated Party or other person, for purposes other than the purposes represented to Trustor by any Obligated Party or otherwise intended or understood by Trustor or any Obligated Party;  any act or omission by Beneficiary which directly or indirectly results in or contributes to the release of any Obligated Party or other person or any collateral for any Secured Obligation;  the unenforceability or invalidity of any collateral assignment (other than this Deed of Trust) or guaranty with respect to any Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien (other than the lien hereof) which secures any Secured Obligation;  any failure of Beneficiary to marshal assets in favor of Trustor or any other person;  any modification of any Secured Obligation, including any renewal, extension, acceleration or increase in interest rate;  any election of remedies by Beneficiary that impairs any subrogation or other right of Trustor to proceed against any Obligated Party or other person, including any loss of rights resulting from anti-deficiency laws relating to nonjudicial foreclosures of real property or other laws limiting, qualifying or discharging obligations or remedies; any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation;  any failure of Beneficiary to file or enforce a claim in any bankruptcy or other proceeding with respect to any person;  the election by Beneficiary, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code;  any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code;  any use of cash collateral under Section 363 of the United States Bankruptcy Code; or  any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person.

8.3                                 Without limiting the generality of the foregoing:

8.3.1                        Trustor waives all rights and defenses that Trustor may have (a) because any Secured Obligation is secured by any real property other than the Property (“Other Real Property”) or (b) because any Secured Obligation which is an obligation of a person or persons other than Trustor is secured by the Property.  This means, among other things:

8.3.2                        Beneficiary may foreclose hereunder or exercise any other remedy or right against Trustor hereunder (or under any other document executed by Trustor in connection with any Secured Obligation) without first foreclosing on any Other Real Property or personal property collateral pledged by an Obligated Party (or by any other person) with respect to any Secured Obligation.

8.3.3                        If Beneficiary forecloses on the Property or on any Other Real Property pledged by an Obligated Party (or by any other person) with respect to any Secured Obligation:

(a)                                  The amount of such Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(b)                                 Beneficiary may foreclose hereunder or exercise any other remedy or right against Trustor hereunder (or under any other document executed by Trustor in connection with any Secured Obligation) even if Beneficiary, by foreclosing on any such real property, has destroyed any right Trustor may have to collect from Obligated Party (or from any other person who pledged any such collateral and/or was liable for such Secured Obligation).

This is an unconditional and irrevocable waiver of any rights and defenses Trustor may have because any obligation secured hereby is also secured by Other Real Property and/or because any Secured Obligation which is an obligation of a person or persons other than Trustor is secured by the Property.

Trustor waives all rights and defenses arising out of an election of remedies by Beneficiary, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Secured Obligation, has destroyed Trustor’s rights of subrogation and reimbursement against the principal.

8.4                                 Subrogation.  Until no part of any Commitment under the Credit Agreement remains outstanding and all of the Secured Obligations have been indefeasibly paid and performed in full, Trustor hereby waives  any right of subrogation which Trustor may now or hereafter have against any Obligated Party that relates to any Secured Obligation,  any right to enforce any remedy Trustor may now or hereafter have (in its own right, or by reason of succession to rights of Beneficiary) against any Obligated Party that relates to any Secured Obligation (including without limitation any right of reimbursement, indemnity or contribution), and  any right to participate in any collateral now or hereafter assigned to Beneficiary with respect to any Secured Obligation.  Trustor further agrees that, if and to the extent that any waiver set forth in this paragraph is ever held to be unenforceable, all such rights of subrogation, enforcement and participation shall be junior and subordinate to the right of Beneficiary to obtain payment and performance of the Secured Obligations and to all rights of Beneficiary in and to any property which now or hereafter serves as collateral security for any Secured Obligation.

8.5                                 Obligated Party Information.  Trustor warrants and agrees:  that Trustor has not relied, and will not rely, on any representations or warranties by Beneficiary to Trustor with respect to the creditworthiness of any Obligated Party or the prospects of repayment of any Secured Obligation from sources other than the Property;  that Trustor has established and/or will establish adequate means of obtaining from any Obligated Party on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of each Obligated Party;  that Trustor assumes full responsibility for keeping informed with respect to each Obligated Party’s business operations, if any, and financial condition;  that Beneficiary shall have no duty to disclose or report to Trustor any information now or hereafter known to Beneficiary with respect to any Obligated Party, including without limitation information relating to any Obligated Party’s business operations or financial condition; and that Trustor is familiar with the terms and conditions of the Loan Documents and consents to all provisions thereof.

8.6                                 Other Rights of Sureties.  Trustor hereby waives all other rights it may now or hereafter have, whether or not similar to any of the foregoing, by reason of laws of the State of Nevada pertaining to sureties.

8.7                                 Duration and Reinstatement of Lien.  The lien of this Deed of Trust shall continue until the expiration of all periods within which any amount at any time paid on account of the Secured Obligations may be required to be restored or returned by Beneficiary upon the bankruptcy, insolvency or reorganization of any Obligated Party, any guarantor or any other person; and Beneficiary’s rights hereunder shall be reinstated and revived, and the enforceability of this Deed of Trust shall continue, with respect to any such amount which Beneficiary is required to restore or return in connection with any such bankruptcy, insolvency or reorganization.

8.8                                 Subordination.  Except as expressly provided in the Credit Agreement, until all of the Secured Obligations have been fully paid and performed,  Trustor hereby agrees that all existing and future indebtedness and other obligations of each Obligated Party to Trustor (collectively, the “Subordinated Debt”) shall be and are hereby subordinated to all Secured Obligations which constitute obligations of the applicable Obligated Party, and the payment thereof is hereby deferred in right of payment to the prior payment and performance of all such Secured Obligations;  Trustor shall not collect or receive any cash or non-cash payments on any Subordinated Debt or transfer all or any portion of the Subordinated Debt; and  in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, any Obligated Party with respect to any Subordinated Debt is received by Trustor, such payment or distribution shall be held in trust and immediately paid over to Beneficiary, is hereby assigned to Beneficiary as security for the Secured Obligations, and shall be held by Beneficiary in an interest bearing account until all Secured Obligations have been fully paid and performed.

8.9                                 Lawfulness and Reasonableness.  Trustor warrants that all of the waivers in this Deed of Trust are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Trustor may destroy or impair rights which Trustor would otherwise have against Beneficiary, Obligated Parties and other persons, or against collateral.  Trustor agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, such waiver shall be effective to the fullest extent permitted by law.

9.                                       Miscellaneous Provisions.

9.1                                 Additional Provisions.  The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Deed of Trust.  The Loan Documents also grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Deed of Trust and to the Property.

9.2                                 No Waiver or Cure.

9.2.1                        Each waiver by Beneficiary or Trustee must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from any delay or failure by Beneficiary or Trustee to take action on account of any default of Trustor.  Consent by Beneficiary or Trustee to any act or omission by Trustor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Beneficiary’s or Trustee’s consent to be obtained in any future or other instance.

9.2.2                        If any of the events described below occurs, that event alone shall not:  cure or waive any breach, Event of Default or notice of default under this Deed of Trust or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Deed of Trust; or prejudice Beneficiary, Trustee or any receiver in the exercise of any right or remedy afforded any of them under this Deed of Trust; or be construed as an affirmation by Beneficiary of any tenancy, lease or option, or a subordination of the lien or security interest of this Deed of Trust.

(a)                                  Beneficiary, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Section 6.3.3.

(b)                                 Beneficiary collects and applies Rents as permitted under Sections 2.3 and 6.6 or exercises Trustor’s right, title and interest under the Leases, either with or without taking possession of all or any part of the Property.

(c)                                  Beneficiary receives and applies to any Secured Obligation proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Beneficiary under Section 5.5.

(d)                                 Beneficiary makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.15.

(e)                                  Beneficiary receives any sums under this Deed of Trust or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(f)                                    Beneficiary, Trustee or any receiver invokes any right or remedy provided under this Deed of Trust.

9.3                                 Powers of Beneficiary and Trustee.

9.3.1                        Trustee shall have no obligation to perform any act which it is empowered to perform under this Deed of Trust unless it is requested to do so in writing and is reasonably indemnified against loss, cost, liability and expense.

9.3.2                        If either Beneficiary or any Lender or Trustee performs any act which it is empowered or authorized to perform under this Deed of Trust, including any act permitted by Section 5.9 or Section 6.3.4, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien or security interest of this Deed of Trust on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations.  The liability of the original Trustor shall not be released or changed if Beneficiary or any Lender grants any successor in interest to any Borrower or Trustor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation.  Neither Beneficiary nor any Lender shall be required to comply with any demand by any original Trustor or Borrower that Beneficiary or such Lender refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest

9.3.3                        Beneficiary may take any of the actions permitted under Sections 6.3.2 and/or 6.3.3 regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Deed of Trust.

9.3.4                        From time to time, Beneficiary or Trustee may apply to any court of competent jurisdiction for aid and direction in executing the trust and enforcing the rights and remedies created under this Deed of Trust.  Beneficiary or Trustee may from time to time obtain orders or decrees directing, confirming or approving acts in executing this trust and enforcing these rights and remedies.

9.4                                 Merger.  No merger shall occur as a result of Beneficiary’s acquiring any other estate in or any other lien on or security interest in the Property unless Beneficiary consents to a merger in writing.

9.5                                 Applicable Law.  This Deed of Trust shall be governed by and construed in accordance with the laws of the State of Nevada.

9.6                                 Successors in Interest.  The terms, covenants and conditions of this Deed of Trust shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.  However, this Section 8.6 does not waive the provisions of Section 6.1.

9.7                                 Interpretation.

9.7.1                        Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the sections of this Deed of Trust are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

9.7.2                        The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations.  It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

9.7.3                        No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Deed of Trust.  All Exhibits and/or Schedules attached to this Deed of Trust are hereby incorporated in this Deed of Trust.

9.8                                 In-House Counsel Fees.  Whenever Trustor is obligated to pay or reimburse Beneficiary or any Lender or Trustee for any attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.

9.9                                 Waiver of Marshalling.  To the extent permitted by applicable law, Trustor waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require foreclosure sales of assets in a particular order, including any rights provided by NRS 100.040 and 100.050, as such Sections may be amended or recodified from time to time.

Each successor and assign of Trustor, including any holder of a lien or security interest subordinate to this Deed of Trust, by acceptance of its interest or lien or security interest, agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

9.10                           Severability.  Any provision in this Deed of Trust that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of this Deed of Trust are declared to be severable.

9.11                           Notices.  Trustor hereby requests that a copy of notice of default and notice of sale be mailed to it at the address set forth below.  That address is also the mailing address of Trustor as debtor under the Nevada Uniform Commercial Code, as amended or recodified from time to time.  Beneficiary’s address given below is the address for Beneficiary as secured party under the Nevada Uniform Commercial Code, as amended or recodified from time to time.

Notices to Trustor:	Herbst Gaming, Inc.
5195 Las Vegas Blvd.
Las Vegas, NV 89119
Attn: M. Higgins

Notices to Beneficiary:	Bank of America, N.A.
Gaming and Leisure Industries Group
Portfolio Management – CA 9-706-17-54
555 So. Flower Street, 17th Floor
Los Angeles, California 90071
Attention: Janice Hammond

Notices to Trustee:	PRLAP, Inc.
P.O. Box 2240
Brea, California 92622

IN WITNESS WHEREOF, this Deed of Trust has been executed as of the date first written above.

“Trustor”:

E-T-T ENTERPRISES L.L.C.,
a Nevada limited liability company

By:	/s/ Edward Herbst
Edward Herbst

ACKNOWLEDGEMENT

STATE OF Nevada	)
) ss
COUNTY OF Clark	)

This instrument was acknowledged before me on 6/10, 2004 by Edward Herbst as Manager of E-T-T ENTERPRISES L.L.C., a Nevada limited liability company.

/s/ Janice R. Donelson
(Signature of Notarial Officer)

JANICE R. DONELSON
(SEAL)	Notary Public State of Nevada	(Title and Rank)
No. 99-39315-1
	My appt. exp. Nov. 20, 2007	My commission expires:	11/20/07

EXHIBIT “A”

(Legal Description of Land)

All that real property situated in the State of Nevada, County of Nye, bounded and described as follows:

A portion of the Southeast Quarter (SE ¼) of Section 12, Township 21 South, Range 53 East, M.D.B. & M.; described as follows:

Parcel Three (3) of the Kirk V. Cammack Parcel Map recorded March 20, 1985 in the Nye County Recorder’s Office as File No. 137000, Nye County, Nevada records.

EXCEPTING AND RESERVING also, to the United States all the oil and gas in the land so patented, and to it or persons authorized by it, the right to prospect for, mine and remove such deposits from the same upon compliance with the conditions and subject to the provisions and limitations of the Act of July 17, 1914 (38 Stat. 509), as reserved in the Patent recorded November 22, 1965 in Book 83 of Official Records, Page 377 as File no. 54072, Nye County, Nevada.

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